UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ACETO CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Dear Fellow Shareholders’:

On behalf of the Board of Directors and our global complement of employees attached is our Annual Report on Form 10-K and proxy.  Before we discuss our fiscal 2009 results, and our path forward, we should look at the most recent organizational news that we shared with you this past week.

The Board firmly believes that Vincent Miata, who has been with the Company for 30 years in a variety of management roles and was appointed President in 2009, is fully prepared to assume the responsibility of CEO.  Vince had been concentrating on the global coordination of all daily business activities which include sales, sourcing, logistics and regulatory compliance.  With his expanded role, Vince will also assume overall responsibilities’ for all of ACETO’s global activities and will focus on maximizing the profitability of our global efforts, through both internal and external activities.

As Non-Executive Chairman, having been on the ACETO Board of Director’s for nine years, the last four as Lead Independent Director, I will primarily focus on Board and corporate governance issues, investor relations activities, and the long-term strategic development and growth of Aceto.  With the global management team, we anticipate improved growth and profitability of our core business as well as an invigorated external expansion effort.  This past year, as well as the first quarter of the new fiscal year, has been a challenging period for the Company, largely due to the fact that the global economy has contracted beyond what was anticipated a short 12 months ago.  Clearly, we are not satisfied with the operating results that we have reported for fiscal 2009.  Be assured that even though we are confident that in time the general economy will noticeably improve, we are re-evaluating how we allocate our efforts and financial resources as well as the steps we can take now to manage Aceto through this difficult period.

Fiscal 2009 Financial Results

For the fiscal year ending June 30, 2009, net sales declined 10.3% to $322.6 million compared to the record level of sales, $359.6 million which we reported in fiscal 2008.  Our gross profit decreased 17.4% to $55.6 million compared to $67.3 million in fiscal 2008 and our gross margin decreased to 17.2% from 18.7% in the last fiscal year.  Selling, general and administrative expenses declined $1.8 million or 4.1% to $43.5 million in fiscal 2009 from $45.4 million in fiscal 2008.  Net income was $8.5 million or $0.34 per diluted share in fiscal 2009, compared to $13.5 million or $0.54 per diluted share in fiscal 2008.

Strategic Initiatives:

We have several business initiatives for future growth which we have called Strategic Initiatives.  These represent areas where we believe there are potential opportunities for bottom line profit contributions.  These initiatives can be separated into two distinct categories, expansion and diversification.  Our initiatives involving our Crop Protection Business is an expansion of our current business activities while, as an example, the Vaccines for Companion Animals initiative is clearly a diversification from the core activities within our Health Sciences segment.   We continue to be optimistic that these initiatives have the potential to benefit Aceto in the future.  With that as a back drop, a brief overview of our current status and our future view follows.

Vaccines for Companion Animals

We all recognize this initiative has faced numerous obstacles over the years.  Early in fiscal 2009 the USDA approved the protocol for a field safety test and issued ACETO a permit to import the necessary quantities of vaccine to begin the final testing protocol.  This was not an efficacy test, which was already successfully concluded.  This test was to determine if there were any adverse drug reactions when the vaccine was administered.  We are pleased to report that the field safety testing has been completed and the data is currently being compiled,  We believe that we have now complied with all the testing requirements of the agency.  Please be reminded that this regulatory review is still in-process and due to the fact that the source is a non-domestic supplier the USDA has been, and will continue to be, extremely thorough in their review process.

Japanese Pharmaceutical market

When we made the decision to enter this market, we knew the conservative nature of the Japanese culture would make our ability to penetrate this region slow.  In fiscal 2009 we continued to move forward, progressing from trial orders we initially received to our first small commercial order.  Furthermore, in response to what we see as an accelerating pace of working relationships, we have also added additional resources by hiring a native Japanese chemist who will provide technical support as a liaison in this market.

Finished Dosage Form Generic Drugs

Our effort to sell finished dosage form generic drugs continues to slowly move forward.  In fiscal 2009 we received orders for three finished dosage form drugs: Ondansetron and Granisetron, anti-nausea drugs, and an over-the-counter, prescription strength pain killer.  This business has proven much more complex than we had originally anticipated but nonetheless we still view it as a viable long-term business opportunity for ACETO.  We are working diligently to evaluate and enhance our pipeline of products while continuing to build relationships with our existing customers.

Crop Protection

The business segment we are particularly excited about is our Crop Protection segment.  In fiscal 2009, we received EPA registrations (license to sell) for two products, Halosulfuron and Glyphosate.  We successfully entered the Halosulfuron market in fiscal 2009 and plan to enter the Glyphosate market for the 2010 growing season.  Glyphosate is the generic version of Roundup® and has been the number one selling herbicide product sold globally.  We also have several other crop protection products where we have or plan to have EPA registration packets filed.  For those products we already have qualified suppliers and targeted customers.  Generally speaking, the US market for generic crop protection products continues to grow as more and more branded products come off patent.  ACETO is uniquely positioned to capitalize on this trend by leveraging our core business competencies, sourcing, regulatory support, and marketing.

A Look Ahead

We understand that our responsibility to you, our shareholders, is to provide a business that is profitable and secure both now and in the future.  Prudently and safely, balancing the need for investments in our core business while seeking external growth opportunities and maintaining a secure balance sheet is our daily mission.  Our cash position at the end of fiscal 2009, of almost $58 million with no long term bank debt presents us with both market and business opportunities that we will examine very closely going forward.  This year we began promoting an ACETO brand identification program called “Enabling Quality Worldwide”.  This to us represents our core strengths; the ability to source quality products from the most cost effective global sources that meet the needs of our customers, the global chemical, pharmaceutical, and agrochemical industries.

We ended fiscal 2009 with working capital of $124.7 million, and shareholders’ equity of $141.6 million.  This level of working capital provides us with the financial strength to capitalize on sourcing opportunities while continuing to seek to expand our global business.  We remain optimistic about the Company’s long term business prospects, with our core business serving as a solid foundation for future growth and mindful of the need to continually focus on strong cost controls.

In closing, we would be remiss if we did not convey our appreciation to Leonard Schwartz, who spent 40 years as an employee of Aceto Corporation, the last 12 of which he was Chairman and CEO.  Leonard’s vision and leadership achieved a product line and geographic diversification which forever changed the core business of this company.  As always we would also like to thank all our employees, shareholders, customers, suppliers and other stakeholders for supporting our past efforts and their continued support as we move forward together towards a promising future.

Sincerely,

Albert L. Eilender
Non-Executive Chairman of the Board